Exhibit 107

Calculation of Filing Fee Tables

424(b)(2)

(Form Type)

Mondelēz International, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	n/a	n/a	n/a	n/a		n/a			n/a	n/a	n/a	n/a

Fees Previously Paid (1)	Debt	2.125% Notes due 2024	Rule 457(r)	$500,000,000	99.761%	$498,805,000	.0000927	$46,350

	Debt	2.625% Notes due 2027	Rule 457(r)	$750,000,000	99.744%	$748,080,000	.0000927	$69,525

	Debt	3.000% Notes due 2032	Rule 457(r)	$750,000,000	99.265%	$744,487,500	.0000927	$69,525

Carry Forward Securities

Carry Forward Securities	n/a	n/a	n/a	n/a		n/a			n/a	n/a	n/a	n/a

	Total Offering Amounts							$2,000,000,000

	Total Fees Previously Paid							447,200.03

	Total Fee Offsets							—

	Net Fee Due							$0

(1)

The registration fee for the securities registered herein is offset in full pursuant to Rule 457(p) of the Securities Act by registration fees previously paid with respect to a Registration Statement on Form S-3 (Registration No. 333-236787), which became effective on February 28, 2020, the prospectus included therein and the prospectus supplement dated March 4, 2021. The offering made pursuant to the prospectus supplement dated March 4, 2021 has been completed, and the registration fee of $500,000 was paid in connection with the offering, of which $447,200.03 was unutilized at the time of completion. The entire amount of such previously paid and unutilized registration fee is being applied to offset the $185,400.00 registration fee for the securities registered herein.